Exhibit 10.3

MANAGEMENT AGREEMENT

THIS AGREEMENT dated for reference the 18th day of September, 2005.

BY AND BETWEEN:

SE GLOBAL EQUITIES CORP., (to be renamed Sun New Media Inc ("SNMI"), incorporated under the laws of Minnesota and having its office at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

("SE Global")

AND:

CAPITAL ALLIANCE GROUP INC., incorporated under the laws of British Columbia and having an office at Suite 1200, 777 West Broadway Vancouver, BC V5Z 4J7

("Capital Alliance")

(SE Global and Capital Alliance being singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires in this Agreement).

WHEREAS:

  SE Global is a company duly incorporated under the laws of the State of Minnesota, and is a "reporting issuer" for the purposes of the Securities Act of 1934 with the Securities and Exchange Commission;
  Sun Media became the majority stockholder of SE Global on closing an acquisition transaction whereby SE Global acquired all the shares of Sun New Media Group Ltd, a wholly owned subsidiary of Sun Media Investment Holdings Inc ("Sun Media"). As consideration for these shares, SE Global issued Sun Media 50 million shares of common stock of SE Global representing 78.37% of the total issued and outstanding share capital of SE Global (the "Share Transaction");
  SE Global is currently changing its principal business focus to media entertainment and fiber optic network operations;
  Capital Alliance is a company duly incorporated under the laws of the Province of British Columbia and is a reporting issuer for the purposes of the Alberta and British Columbia Securities Acts. Capital Alliance is not a reporting issuer in the United States; and
  Capital Alliance is desirous of providing certain management advisory services to SE Global and its subsidiaries following the Share Transaction; and SE Global wishes to retain the services of Capital Alliance for the purposes and on the terms and conditions set out in this Agreement

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions contained in this Agreement, the parties agree as follows:

1. INTERPRETATION

         1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

  "Agreement" means this Agreement as from time to time supplemented or amended;
  "Base Fee" means that compensation set forth in section 4.1 below;
  "Board of Directors" or "Board" means the Board of Directors of SE Global as duly constituted from time to time;
  "Effective Date" has the meaning ascribed to it in section 3.1 of this Agreement;
  "Indemnified Party" has the meaning ascribed to it in section 9.2 of this Agreement;
  "Non-Renewal Notice" has the meaning ascribed to it in section 4.2 of this Agreement;
  "Regulatory Approval" means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;
  "Regulatory Authorities" means the US Federal Securities and Exchange Commission and such other regulatory agencies who have jurisdiction over the affairs of SE Global and/or Capital Alliance including, all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;
  "Term" has the meaning ascribed to it in section "3.1" of this Agreement; and

  "Termination Fee" has the meaning ascribed to it in section "3.4 of this Agreement.

        1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,:

  (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;
  (b) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;
  (c) any reference to an entity shall include and shall be deemed to be a reference to any entity that is a successor to such entity; and
  (d) words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

2. SERVICES AND DUTIES OF CAPITAL ALLIANCE

        2.1 Advisory Services. All advisory services rendered pursuant to this Agreement shall be rendered to the executive officers of SE Global or to the Board of Directors.{Note: "Board" and "Board of Directors" are defined terms.}During the Term (as defined) of this Agreement Capital Alliance will provide SE Global and/or its subsidiaries with such general corporate, administrative, technical and management advisory services as is reasonably considered necessary or advisable by SE Global for the due and proper management of SE Global to achieve the goals and needs of SE Global as determined by the policies and proceedings of management and the Board of Directors (collectively, the "Advisory Services") and the requirements of the Securities and Exchange Commission. Capital Alliance is not responsible for any expenses relating to SE Global's reporting and maintenance status with regulatory authorities including and not limited to regulatory filing fees, audit fee, legal fee or annual maintenance fees immediately after closing of the Share Purchase transaction.

        2.2 Specific Advisory Services. Without limiting the generality of the Advisory Services to be provided as set forth in section 2.1 of this Agreement, it is hereby acknowledged and agreed that Capital Alliance will provide the following specific advisory services:

  supervision of the hiring of competent personnel as are required for the efficient operation of SE Global's investment banking business;
  advice regarding the management and supervision of the performance of personnel and of the operation of various business enterprises of SE Global as approved by the Board;
  the identification of business opportunities for SE Global, assistance in the conduct of due diligence, and in the negotiation and conclusion of contracts for such opportunities;
  assistance in the coordination of the preparation and dissemination of all North American regulatory filings, press releases and related reports for SE Global; and
  assistance in setting up corporate alliances for SE Global with major companies and customers, SE Global's auditors, SE Global's solicitors and SE Global's affiliated companies and business partners.
  Subject to receiving full cooperation and documentations from Sun Media and SE Global management, Capital Alliance is to ensure compliance with all applicable statutory, regulatory and governmental requirements, including without limitation ensuring that all filings required by the SEC and/or any other relevant authorities are made.
  Capital Alliance and SE Global are both not responsible for any expenses relating to the reporting and maintenance status including and not limited to regulatory filing fees, audit fee, legal fee or annual maintenance fees for the subsidiaries of SE Global's securities and investment banking businesses under Clause 2.1. SE Global's subsidiaries shall be responsible for its own fees and expenses as described in this clause.

        2.3 Personnel Support. It is hereby acknowledged that SE Global is contracting with Capital Alliance to provide one or more individuals to provide the services. It is within the sole discretion of Capital Alliance whom it may chose to provide such services from time to time, so long as such person is competent to perform those tasks and such person has been approved by the Board. In the event that the Advisory Services to be provided to SE Global exceed the amount of time provided by this Agreement as basic retainer or reasonably exceed the capacity of Capital Alliance's personnel then, , [SE Global] shall pay for the employment of additional personnel (any such employment to be at SE Global's sole discretion), either directly or by contract through Capital Alliance, to perform the tasks requiring additional personnel as specified by Capital Alliance and at a rate determined by the Board. For the avoidance of doubt, any increase in personnel required or excess time spent providing the Advisory Services as aforesaid shall not entitle Capital Alliance to any increase in the Base Fee whatsoever.

        2.4 Additional Funding. Save for the prior one-off cash injections according to the Share Purchase Agreement, SE Global shall not be responsible for providing any further funding or cash needs to CAG for the provision of the Advisory Services hereunder, or to the Securities Brokerage Business. SE Global. may, in its sole discretion provide loans to CAG for the provision of the Advisory Services hereunder. It is the responsibility of CAG for the due and proper operation and management of the Securities Brokerage Business as a going concern.

3. TERM, RENEWAL AND TERMINATION

        3.1 Term. The Term of this Agreement (the "Term") is for a period of 24 months commencing on the closing date of the Share Transaction (the "Effective Date") and terminating 24 months from the Effective Date, subject to the terms set forth in this Agreement.

        3.2 Renewal. This Agreement may be renewed for subsequent one year periods if negotiated and agreed by the parties in writing at least 90 calendar days prior to the end of the Term.

        3.3 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated:

  by either Party upon written notice to the other Party if:
  (i) the other Party commits a material breach of any provision of this Agreement and (if such breach is capable of remedy) fails to cure the same within 30 calendar days from its receipt of written notice from said Party; or
  (ii) the other Party commits fraud, misrepresentation, or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or
  (iii) the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed; or

  (iv) by SE Global in its absolute discretion and for any reason on giving Capital Alliance six months' advance notice in writing or on paying to Capital Alliance the equivalent termination pay in lieu of notice; or

  automatically, upon the completion of the sale and purchase of shares of the Subsidiaries pursuant to the exercise of the Purchase Option.

Failure by SE Global to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

4. COMPENSATION OF CAPITAL ALLIANCE

        4.1 Base Fee/Reimbursement of Expenses. SE Global will provide Capital Alliance with a one time stock grant of 250,000 shares of common stock (post consolidated) of SE Global on entering into this agreement which SE Global shall qualify under Form S-8 (the "Base Fee"). Subject to the procedure set out in this clause, Capital Alliance shall be funded for or reimbursed for all reasonable expenses incurred, or to be incurred, by Capital Alliance for the benefit of SE Global in accordance with Clause 2.1. This includes but is not limited to all return travel for all personnel to and from SE Global's property, all room and board while working on SE Global's property, all cell and long distance telephone charges, and all expenses generated by the use of a rental or other vehicle while working on SE Global's property including all gas and repair expenses. All such expenses shall be supported by invoices or receipt which must be presented to SE Global prior to any claim being made in respect thereof. In the event such expenses are not satisfactorily supported by invoices or receipts (which determination shall be in SE Global's sole discretion acting reasonably) Capital Alliance shall not be entitled to be reimbursed for such expenses. Capital Alliance shall seek SE Global's prior approval in writing before the incurring of any expense exceeding [US$500] failing which SE Global reserves the right not to allow the claim for the said expense.

        4.2 Vacation. Capital Alliance shall be entitled to grant its appointed personnel up to three weeks paid vacation per year during which time Capital Alliance will appoint competent replacement to provide its services hereunder.

        4.3 Work Permits. SE Global will use its best efforts to sponsor and or assist Capital Alliance in obtaining all necessary work visas for its personal and reimburse Capital Alliance for all costs related to such visas (the reimbursement does not cover the services provided according to Clause 2.2) whether it relates to a TN Visa, B-1 Visa, H-1B Vias, or National Interest Waiver Green Card necessary to work on the SE Global's behalf in the United States.

        4.4 Insurance. It shall be the sole responsibility of SE Global and Global American respectively, and SE Global and Global American shall use best efforts to obtain and to maintain and keep in force and effect during the terms of this Agreement the following insurance coverages:

  Comprehensive general liability insurance, including insurance against completed operations liability for losses occurring within six months after the provisions of Services and acceptance of the work, against claims which may arise from Capital Alliance's Services or operations under this Agreement including claims arising out of personal injury, bodily injury and death and damage to or destruction of property or others, including loss of use thereof. Coverage shall apply to SE Global, Global American and Capital Alliance, and each of them with a combined single limit of not less than $3 million US dollars for any one accident or occurrence or series of accidents or occurrences arising out of any one event;
  Worker's compensation or like coverage as required by applicable law or other authorized governmental authority covering all persons employed by SE Global, Global American and Capital Alliance or subcontractors on work to be performed under this Agreement;
  Automobile bodily injury and property damage liability insurance covering automobiles owned or leased or rented by SE Global and Capital Alliance, its servants, agents or employees in connection with the work under this Agreement. The limits of insurance shall be not be less than $3 million US dollars inclusive for any one occurrence.

5.0 ADDITIONAL OBLIGATIONS OF CAPITAL ALLIANCE

        5.1 No Conflict. During this Agreement Capital Alliance will not engage in any business which reasonably may detract from, compete with or conflict with the Capital Alliance's duties and obligations to SE Global as set forth in this Agreement without disclosure to the Board of Directors and will not do so if the Board of Directors objects.

        5.2 Confidentiality. Capital Alliance will not, except as authorized or required by Capital Alliance's duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of SE Global, or of any of its subsidiaries, which may come to the Capital Alliance's knowledge during the continuance of this Agreement, andCapital Alliance will keep in complete secrecy all confidential information entrusted to Capital Alliance and, save for the purposes of this Agreement, will not use or attempt to use any such information in any manner whatsoever, in particular in any manner which may injure or cause loss either directly or indirectly to SE Global's business. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

        5.3 Compliance with Applicable Laws. Capital Alliance will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to SE Global and/or Capital Alliance's duties hereunder and, in addition, hereby represents and warrants that any information which Capital Alliance may provide to any person or company hereunder will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

6. ADDITIONAL OBLIGATIONS OF SE GLOBAL

        6.1 Provision of Information. SE Global will promptly provide Capital Alliance with all information necessary to undertake the Advisory Services requested by SE Global under this Agreement. SE Global shall not be responsible for verifying the accuracy of such information. SE Global will inform Capital Alliance of any material change in the information that has been supplied by SE Global to Capital Alliance. SE Global will also provide copies of documents as Capital Alliance may be reasonably required in order to permit the evaluation of SE Global's objectives and preparation of recommend actions and advice to SE Global on SEC filing and other regulatory issues, or other issues which SE Global believes necessary.

7. REPORTING BY CAPITAL ALLIANCE

        7.1 Reporting. So often as may be required by the Board of Directors, Capital Alliance will provide to the Board of Directors such information concerning the results of Capital Alliance's Advisory Services and activities hereunder as the Board of Directors may reasonably require.

8. INDEPENDENT CONTRACTOR

        8.1 No Relationship of Employer-Employee. Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee as between SE Global and any employees, directors or officers of Capital Alliance or Capital Alliance. Capital Alliance is an independent contractor.

        8.2 No Partnership or Joint Venture. SE Global and Capital Alliance are not partners venturers, agents or legal representatives of or with each other, and nothing herein shall be construed so as to make them such partners, joint venturers, agents or legal representatives or impose any liability as such on either of them.

        8.2 No Ability to Bind SE Global. It is the intention of the parties hereto that the relation of the parties shall be that of an independent contractor. Capital Alliance is not authorized hereby to act as agent on behalf of SE Global to negotiate or enter into, or amend or waive any provision of, any contract or commitment or otherwise to bind or obligate SE Global in any way, and Capital Alliance shall not purport to do so.

        8.3 No Guarantee of Obligations; No Third Party Rights. This Agreement is not, and nothing herein contained or done pursuant hereto shall be deemed to constitute, a direct or indirect guarantee by Service Co. of any payment or performance by SE Global of any indebtedness, liability, or obligation of any kind or character. It is the express intention of the parties hereto that no creditor of SE Global or any other third party shall be deemed to be a third party beneficiary of or have any rights under or by virtue of this Agreement .

9. INDEMNIFICATION AND LEGAL PROCEEDINGS

        9.1 General. Capital Alliance shall carry out the Advisory Services with due care and with such care, skill and diligence required or reasonably expected of persons engaged in the provision of services of the size, type, scope and complexity contemplated by this Agreement, and in compliance with all applicable laws, regulations, rules, guidelines and codes of practice.

        9.2 Indemnification. SE Global shall indemnify Capital Alliance and its personnel (each an "Indemnified Party") against all losses, damages, legal expenses, and any other expenses or costs of any nature which may be occasioned by their service with SE Global. Inter alia in accordance with Clause 2.1, this indemnity shall apply to all manner of actions, proceedings, or prosecutions, whether civil, regulatory, or criminal, to which the Indemnified Party may be subject due in whole or in part to the Services provided or by virtue of any office held pursuant to this Agreement . This indemnity shall apply for all matters arising during the Term, and any extension, thereof provided That such loss, damage, expense or cost was not materially caused by or contributed to by (i) the default, misconduct or negligence of Capital Alliance and/or any of its officers, directors, personnel or consultants; or (ii) any breach of any of the terms of this Agreement by Capital Alliance and/or any of its officers, directors, personnel or consultant.

        9.3 Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give SE Global or Capital Alliance prompt written notice of any such action of which the Indemnified Party has knowledge., failing which SE Global shall be relieved of its obligations of indemnification hereunder.

        9.4 Responsibility for Profits and Losses. For the Term of this Agreement, Capital Alliance shall indemnify each of the Subsidiaries from all losses and liabilities relating to the Securities Brokerage Business, In order to give effect to this, the Parties shall determine the payments (if any) to be made by Capital Alliance as follows:

  each Subsidiary shall prepare accounts for each financial year. If such accounts show a loss resulting from two years combined averaged according to US GAAP for that Subsidiary, Capital Alliance shall pay to the relevant Subsidiary an amount equivalent to the net loss shown in the accounts for that financial year; and

  at the termination or the expiry of this Agreement (whichever is earlier), CAG shall procure each Subsidiary to prepare its accounts covering the period of that current financial year up to the date of such termination or expiry as the case may be (the "Termination Accounts") .. If the Termination Accounts shows a loss resulting from the combined averaged for the period under Capital Alliance's management for that Subsidiary for the relevant period of the Termination Accounts, Capital Alliance will pay to the relevant Subsidiary an amount equivalent to such net loss shown.

  If the subsidiaries under the management of Capital Alliance shows a profit according to US GAAP during the period under Capital Alliance management, Capital Alliance shall be entitled to 20% of its net profit before tax.

10. FORCE MAJEURE

        10.1 Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

        10.2 Notice. A Party shall within seven calendar days give notice to the other Party of each event of force majeure under section 10.1 of this Agreement, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party have been extended by virtue of such event of force majeure and all preceding events of force majeure.

11. ARBITRATION

        11.1 Matters for Arbitration. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

        11.2 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than 10 business days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such 10 business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for in section "10.3" in this Agreement.

        11.3 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 10 business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 10 business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the Arbitration Act of the State of California (the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

        11.4 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

12. NOTICE

        12.1 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

        12.2 Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

13. GENERAL PROVISIONS

        13.1 Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

        13.2 No Assignment. This Agreement may not be assigned by either Party except with the prior written consent of the other Party.

        13.3 Warranty of Good Faith. The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endeavours to fully comply with and conduct the terms and conditions of this Agreement.

        13.4 Regulatory Authorities. This Agreement is subject to prior Regulatory Approval, if required, of each of the Regulatory Authorities.

        13.5 Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

        13.6 Representations and Costs. It is hereby acknowledged by each of the Parties hereto that, as between SE Global and Capital Alliance herein, Venture Law Corporation, Barristers and Solicitors, acts solely for SE Global, and that Capital Alliance has been advised by Capital Alliance to obtain independent legal advice with respect to Capital Alliance's review and execution of this Agreement.

        13.7 Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and state of California for all purposes this Agreement will be governed by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia and State of California.

        13.8 Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

        13.9 Captions. The captions, section numbers and Article numbers appearing in this Agreement and the index hereto are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

      13.10 Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

  be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;
  be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

  constitute a general waiver under this Agreement; or eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Remainder of Page Intentionally Left Blank

        13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

IN WITNESS WHEREOF the parties hereto have hereunto executed the Agreement as of the day and year first above written.
SE GLOBAL EQUITIES CORP.	)	CAPITAL ALLIANCE GROUP INC.	)
(to be renamed Sun New Media Inc.)))
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/s/ Bruno Wu	)	/s/ Toby Chu	)
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Bruno Wu, Chairman and CEO	)	Toby Chu, President & Director	)
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